Exhibit 10.3
CELADON GROUP, INC.

AMENDED AND RESTATED AWARD NOTICE

GRANTEE:	Paul Svindland
TYPE OF AWARD:	Restricted Shares
NUMBER OF RESTRICTED SHARES ("RESTRICTED SHARES"):	100,000
DATE OF GRANT:	July 24, 2017

1. Grant of Restricted Stock.  This Amended and Restated Award Notice (this "Award Notice") serves to notify you that Celadon Group, Inc., a Delaware corporation (the “Company”), hereby grants to you a Restricted Stock Award (the “Award”), on the terms and conditions set forth in this Award Notice, of the number of Restricted Shares set forth above of the Company’s common stock, par value $0.033 per share (the “Common Stock”).  The Restricted Shares are intended to qualify as an “employment inducement award” within the meaning of Rule 303A.08 of the New York Stock Exchange Listed Company Manual. You should review the terms of this Award Notice carefully. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in that certain Employment Agreement between you and the Company, dated July 13, 2017 (the “Employment Agreement”).

2. Restrictions and Vesting.  Subject to the terms and conditions set forth in this Award Notice, the Restricted Shares will vest as set forth on Schedule A.

3. Additional Vesting Matters.  Subject to Section 4, any unvested Restricted Shares that do not vest as a result of your failure to have been continuously in the employment or service of the Company or any corporation or other business entity in which the Company directly or indirectly has an ownership interest of twenty percent (20%) or more (each such entity, a "Subsidiary") for any reason from the Date of Grant until the vesting dates set forth on Schedule A will automatically be forfeited on the date your employment or service is terminated without any obligation of the Company to pay any amount or deliver any Restricted Shares to you or to any other person or entity; provided, however, that notwithstanding the foregoing, any unvested Restricted Shares shall immediately vest upon (1) your death; or (2) a termination of your employment as a result of your Disability pursuant to Section 6 of the Employment Agreement.

4. Effect of Change in Control.  Notwithstanding Section 3 hereof, if, during the six (6) months preceding or the twelve (12) months following a Change in Control (as defined in the Employment Agreement), the Company or its successor terminates your employment without Cause (as defined in the Employment Agreement) or you terminate your employment with the Company or its successor for Good Reason (as defined in the Employment Agreement), then any unvested portion of the Restricted Shares will immediately vest in full on the date of such termination without Cause or termination with Good Reason, or, if such termination occurs prior to the Change in Control, on the date of such Change in Control.

5. Book-Entry Registration.  The Restricted Shares initially will be evidenced by book-entry registration only, without the issuance of a certificate representing the Restricted Shares.

6. Issuance of Shares.  Subject to Sections 7 and 13 of this Award Notice, upon the vesting of any Restricted Shares pursuant to this Award Notice, the Company will issue a certificate or do book entry registration representing such vested Restricted Shares as promptly as practicable following the date of vesting.

7. Withholding.  You will pay to the Company or a Subsidiary thereof, or make other arrangements satisfactory to the Company regarding the payment of, any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the Restricted Shares awarded under this Award Notice. Your right to receive the Restricted Shares under this Award Notice is subject to, and conditioned on, your payment of such withholding amounts.  At the sole discretion of the Committee (as defined below), and in accordance with applicable law, upon your advance request not more than 90 days in advance and not less than 30 days in advance of any vesting date, and upon determination by the Committee that such action is consistent with the Company's best interests, you may be permitted remit a number of shares or Restricted Shares having a fair market value equal to any withholding required under applicable law.

8. Nonassignability.  The Restricted Shares and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, pledged, or encumbered in any way prior to the vesting of such shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution.  After vesting, the sale or other transfer of the shares of Common Stock will be subject to applicable laws and regulations under federal and state securities laws, as well as anti-hedging and anti-pledging policies adopted by the Company.

9. Rights as a Stockholder; Limitation on Rights.  Unless the Award is cancelled or forfeited as provided in Section 3 of this Award Notice and subject to Sections 10 and 11 of this Award Notice, you will have all of the other rights of a stockholder with respect to the Restricted Shares, including, but not limited to, (with respect to vested shares only), the right to receive such cash dividends, if any, as may be declared on such shares from time to time and the right to vote (in person or by proxy) such shares at any meeting of stockholders of the Company. Neither the granting of the Award nor this Award Notice gives you any right to remain in the employment or service of the Company or a Subsidiary thereof.

10. No Registration.  You represent and warrant that the Restricted Shares issued pursuant to this Award Notice are being acquired for your own account for investment only and not with a view to, or for sale in connection with, any distribution of such Restricted Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws or any rules or regulations promulgated thereunder (“Applicable Securities Laws”). You further acknowledge, represent and warrant that the Restricted Shares have not been registered under Applicable Securities Laws, and as a result, you will not be able to transfer or sell shares even after the restrictions lapse unless exemptions from registration under Applicable Securities Laws are available. Such exemptions from registration are limited and might be unavailable. You agree that any resale by you of Shares shall comply in all respects with the requirements of all Applicable Securities Laws (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time. The Company shall not be obligated to either issue Restricted Shares or permit the resale of any shares following vesting, if such issuance or resale would violate any such requirements. You acknowledge that the Company is under no obligation to register the Restricted Shares on your behalf or to assist you in complying with any exemption from registration under the Securities Act or state securities laws.
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11. Obligation to Maintain Stock Ownership.  Your ability to dispose of Restricted Shares after vesting is subject to stock ownership guidelines adopted by the Company for similarly situated executive officers, and the Company is authorized to place a restrictive legend on such shares, issue stop-transfer instructions to the transfer agent, or take such other actions as may be advisable, in the Compensation Committee's (the "Committee") sole discretion, to enforce such ownership guidelines.  Please determine whether you are subject to the guidelines and how many Restricted Shares may be disposed of prior to attempting to dispose of any shares.

12. Rights of the Company and Subsidiaries.  This Award Notice does not affect the right of the Company or a Subsidiary thereof to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize, or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock, or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

13. Restrictions on Issuance of Shares.  If at any time the Company determines that the listing, registration, or qualification of the Restricted Shares upon any securities exchange or quotation system, or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any vested Restricted Shares, such issuance may not be made in whole or in part unless and until such listing, registration, qualification, or approval will have been effected or obtained free of any conditions not acceptable to the Company.

14. Authority of the Committee. The Committee shall have the exclusive right to (i) accelerate the vesting, exercise, or payment of the Award when such action or actions would be in the best interest of the Company, (ii) administer this Award, at its discretion, in accordance with the Company's 2006 Omnibus Incentive Plan, as amended, and (iii) certify whether, and to what extent, the vesting conditions set forth in Schedule A have been attained and you agree that the Committee's determination is binding.

15. Amendment.  Except as otherwise provided herein, the Company may only alter, amend, or terminate this Award with your consent.

16. Governing Law. This Award Notice will be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

17. Notices.  All notices and other communications to the Company required or permitted under this Award Notice will be written, and will be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested addressed to the Company’s office at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235, Attention: Chief Financial Officer.  Each such notice and other communication delivered personally will be deemed to have been given when delivered.  Each such notice and other communication delivered by mail will be deemed to have been given when it is deposited in the United States mail in the manner specified herein, and each such notice and other communication delivered by facsimile or electronically will be deemed to have been given when it is so transmitted and the appropriate confirmation is received.

18. Amendment and Restatement.  This Award Notice amends and restates that certain award notice dated July 24, 2017, between you and the Company regarding the time-vested restricted shares covered hereby, and shall supersede such previous award notice in all respects.

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ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice.  The undersigned further acknowledges that this Award Notice sets forth the entire understanding between him or her and the Company regarding the Restricted Shares granted by this Award Notice and that this Award Notice supersedes all prior oral and written agreements on that subject.

Dated: December 5, 2018

Grantee:

/s/ Paul Svindland
Paul Svindland

Celadon Group, Inc.

	By:	/s/ Chase Welsh
	Name:	Chase Welsh
	Title:	General Counsel and Secretary

Schedule A

If (and only if) you are continuously employed by or in the service of the Company or a Subsidiary from the Date of Grant through each vesting date, and subject to the terms and conditions of this Award Notice, including, without limitation, the provisions of Section 3 pertaining to immediate vesting upon your death or termination of your employment as a result of your Disability, the Restricted Shares will vest as follows:

Number of Restricted Shares	Vesting Date
12,500	August 1, 2019
12,500	November 1, 2019
12,500	February 1, 2020
12,500	May 1, 2020
12,500	August 1, 2020
12,500	November 1, 2020
12,500	February 1, 2021
12,500	May 1, 2021

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